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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

  Certification and Notice of Termination of Registration under Section 12(g)
        of the Securities Exchange Act of 1934 or Suspension of Duty to
          File Reports Under Sections 13 and 15(d) of the Securities
                              Exchange Act of 1934.


                         Commission File Number   0-24642
                                                  -------

                             CORPORATE EXPRESS, INC.
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             (Exact name of registrant as specified in its charter)


                               1 Environmental Way
                           Broomfield, Colorado 80021
                                 (303) 664-2000
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                    Common Stock, par value $.0002 per share
            --------------------------------------------------------
            (Title of each class of securities covered by this Form)


                                      None
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      (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)         [X]               Rule 12h-3(b)(1)(ii)         [ ]
Rule 12g-4(a)(1)(ii)        [ ]
Rule 12g-4(a)(2)(i)         [ ]               Rule 12h-3(b)(2)(i)          [ ]
Rule 12g-4(a)(2)(ii)        [ ]               Rule 12h-3(b)(2)(ii)         [ ]
Rule 12h-3(b)(1)(i)         [ ]               Rule 15d-6                   [ ]

         Approximate number of holders of record as of the certification or notice date: One
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         Pursuant to the requirements of the Securities Exchange Act of 1934,
Corporate Express, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: October 29, 1999                         By:  /s/ Gary M. Jacobs
      ----------------                            -----------------------------
                                                  Gary M. Jacobs
                                                  Executive Vice President and
                                                  Chief Executive Officer